Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2017 RESULTS,
2018 SHARE REPURCHASE AUTHORIZATION AND FOURTH QUARTER STOCKHOLDER DIVIDEND

8% increase in life insurance licensed representatives to over 126,000

16% growth in Term Life net premiums

14% increase in Investment and Savings Products (ISP) sales

Net earnings per diluted share (EPS) of $3.72 and net income return on stockholders’ equity (ROE) of 49.9%, both reflecting the transition effect of the Tax Cuts and Jobs Act of 2017

Adjusted operating EPS increased 34% to $1.60 and adjusted net operating income return on adjusted stockholders’ equity (ROAE) increased to 22.1%

~ $200 million common stock repurchases expected for 2018

25% increase in dividends to $0.25 per share, payable March 16, 2018

Duluth, GA, February 8, 2018 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2017.  In the fourth quarter, total revenues increased 12% and adjusted operating revenues increased 13% to $442.9 million and $441.9 million, respectively.  Net income grew to $168.4 million in the fourth quarter, with EPS and ROE reaching $3.72 and 49.9%, respectively.  Results reflect a net benefit of $95.5 million to recognize the transition effect of the Tax Cuts and Jobs Act of 2017 (Tax Reform) during the quarter1.  Given the one-time and unusual nature of this benefit, Primerica has removed its impact from operating results.  Adjusted net operating income grew 29% to $72.3 million compared with the fourth quarter of 2016 and adjusted operating EPS increased 34% to $1.60.  ROAE expanded to 22.1% in the current period versus 19.2% in the prior year period.

1 Amount represents a preliminary estimate of the transition effect of revaluing deferred tax assets and liabilities to a 21% tax rate and the inclusion of tax on mandatory deemed repatriated foreign earnings expected to be recognized in the fourth quarter of 2017 due to the enactment of Tax Reform, which was signed into law on December 22, 2017.  The final transition impact of Tax Reform may change from this preliminary estimate, possibly materially, when assumptions are refined and interpretations of the legislation are finalized including the Company’s application of any additional guidance that may be issued by the U.S. Department of the Treasury or the Internal Revenue Service.

For the full year 2017, total revenues and adjusted operating revenues both increased 11% to $1.69 billion.  Net income, EPS and ROE increased to $350.3 million, $7.61 and 27.4%, respectively, inclusive of the transition effect of Tax Reform.   Adjusted net operating income grew 17% year-over-year to $253.9 million.  Earnings growth and share repurchases throughout the year drove a 22% increase in adjusted operating EPS to $5.52 and ROAE expanded to 20.6% in 2017.  Results reflect solid Term Life and ISP performance including 14% growth in net premiums, 15% growth in average ISP client asset values and 11% growth in total ISP sales year-over-year.  While fluctuations in persistency and claims experience impacted quarterly results in 2017, the full-year Term Life margin remained consistent with 2016. Positive market conditions, growth in the number of fee-generating positions and the launch of the new Lifetime Investments Platform positively impacted ISP results in 2017. Insurance and other operating expenses increased 7% year-over-year primarily reflecting higher growth- and employee-related costs as well as additional spending on mobile technology initiatives.  In December, Primerica Life Insurance Company changed its state of domicile to Tennessee, which lowered the retaliatory premium taxes and representative licensing fees incurred by the Company in 2017 and going forward.

Glenn Williams, Chief Executive Officer, said, “During 2017, we successfully expanded distribution, grew our sales volumes and substantially increased EPS and ROE.  Our life licensed sales force grew to over 126,000 representatives at year-end.  Life insurance productivity remained at the top of the historical range throughout the year which drove an increase in life insurance policies issued at a rate that surpassed the life insurance industry’s results.  We also delivered solid growth in Investment and Savings Products sales and client asset values in 2017.  As we head into a new year, we plan to drive further growth by continuing to expand distribution, execute strategic initiatives and by actively deploying capital, including around $200 million of common stock repurchases expected in 2018. We are well-positioned to deliver long-term value for all of our stakeholders.”

Fourth Quarter Distribution & Segment Results
Distribution Results
	Q4 2017	Q4 2016	% Change	Q3 2017	% Change
Life Licensed Sales Force (1)	126,121	116,827	8%	124,436	1%
Recruits	64,401	60,326	7%	90,210	(29)%
New Life-Licensed Representatives	11,902	11,148	7%	12,783	(7)%
Life Insurance Policies Issued	80,068	79,110	1%	78,056	3%
Life Productivity (2)	0.21	0.23	*	0.21	*
ISP Product Sales ($ billions)	$1.60	$1.41	14%	$1.43	12%
Average Client Asset Values ($ billions)	$59.91	$51.45	16%	$57.66	4%
(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*     Not calculated

Segment Results
	Q4 2017	Q4 2016	% Change	Q3 2017	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$263,031	$227,128	16%	$256,240	3%
Investment and Savings Products	148,509	137,016	8%	140,058	6%
Corporate and Other Distributed Products	30,323	28,255	7%	30,980	(2)%
Total adjusted operating revenues (1)	$441,863	$392,399	13%	$427,278	3%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$68,237	$51,127	33%	$66,543	3%
Investment and Savings Products	46,985	40,840	15%	39,050	20%
Corporate and Other Distributed Products	(8,210)	(6,368)	29%	(5,415)	52%
Total adjusted operating income before income taxes (1)	$107,012	$85,599	25%	$100,178	7%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters drove growth in the life insurance licensed sales force to over 126,000 representatives at the end of the fourth quarter.  Both recruiting of new representatives and new life insurance licenses increased 7% from the year ago quarter.  On a sequential quarter basis, recruiting and new life insurance licenses decreased due to the fourth quarter being seasonally slower and the third quarter benefitting from Independent Business Applications fees being waived for new recruits in hurricane-affected areas.

Term Life Insurance.  In the fourth quarter of 2017, term life insurance policies issued increased 1% over the strong results in the fourth quarter of 2016.  Productivity remained at the high end of the historical productivity range at 0.21 policies per life insurance licensed representative per month, albeit lower than the 0.23 in the prior year quarter.  Term Life adjusted operating revenues increased 16% to $263.0 million compared with the year ago period.  This was driven by a 16% increase in net premiums from higher levels of issued policies in recent years and the growth in the in force business not subject to IPO-related coinsurance agreements.  Adjusted operating income before income taxes grew 33% to $68.2 million year-over-year.

Persistency for the fourth quarter was in-line with expectations, whereas weaker persistency during the prior year quarter increased DAC amortization by approximately $3 million in that period.  Claims were consistent with historical trends and the prior year period.  In December, Primerica Life Insurance Company changed its state of domicile to Tennessee, which reduced the amount of retaliatory premium taxes and representative licensing fees the company incurred in 2017.  The $3.3 million full-year benefit of this change was recognized in the fourth quarter of 2017, increasing adjusted operating EPS by $0.05 for the period.  This benefit will be recognized on a quarterly basis going forward.

Investment and Savings Products (ISP).  In the fourth quarter, ISP revenues increased 8% to $148.5 million and income before income taxes grew 15% to $47.0 million compared with the year ago period.  Sales-based revenues grew 2% whereas product sales grew 14% year-over-year. The trend of larger size trades shifting from annuities to mutual funds continued, dampening sales based revenue growth. Managed account sales were up 178% following the launch of the new Lifetime Investments Platform earlier in the year.  Managed accounts do not generate sales-based revenues, but provide for ongoing asset-based revenues that are higher than those for retail mutual funds or annuities.  Asset-based revenues grew 18% year-over-year driven by a 17% increase in ending client asset values to $61.2 billion and positive net flows of $297 million for the period.  Account-based revenues declined 8% year-over-year largely related to the full-year benefit of a change made in the account-based fee structure in the fourth quarter of 2016.

During the fourth quarter, Canadian segregated fund DAC assumptions were updated based on emerging redemption experience.  The assumptions are typically updated during the fourth quarter and the $2 million impact recognized this year was consistent with the prior year adjustment.  The combination of the assumption adjustment and favorable market performance resulted in the reversal of DAC amortization during the quarter.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $30.3 million and adjusted operating losses before income taxes were $8.2 million in the fourth quarter of 2017.  The increase in net investment income reflects a larger invested asset portfolio partially offset by the continued impact of low investment yields.  Benefits and claims for our New York subsidiary’s closed block of life insurance products were approximately $1 million higher than the prior year reflecting normal volatility.  Year-over-year other operating expenses in the segment increased largely due to a segment allocation change in the prior year period.

Taxes and the Impact of Tax Reform
The effective income tax rate for the fourth quarter of 2017 excluding the impact of Tax Reform, was 32.5% compared to 34.7% in the prior year period. The lower rate partially reflects excess tax benefits of approximately $0.9 million for the difference between the stock price of sales force equity awards at the time of grant and when the sales restrictions lapse whereas in the prior year period the excess tax benefits were recorded in additional paid-in-capital. The effective tax rate also benefitted from a higher proportion of Canadian earnings in the fourth quarter, which were subject to the lower Canadian tax rate.

As a result of Tax Reform, the Company’s U.S. net deferred tax liability was revalued using a 21% tax rate in the fourth quarter of 2017 and taxes were increased to include mandatory deemed repatriated earnings from the Company’s Canadian subsidiary.  The net effect of these transition adjustments was a $95.5 million reduction to income tax expense during the quarter.  As previously noted, Primerica has excluded this benefit from adjusted net operating income.  Given the mix of business between the U.S. and Canada, Primerica’s annual effective tax rate is expected to be in the 22-23% range for 2018.  The Tax Cuts and Jobs Act includes two life insurance-specific provisions that do not impact the effective tax rate, but will reduce the cash tax benefit of a lower corporate rate.  The Company’s overall free cash flow is not expected to materially change due to Tax Reform.

Capital
Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 450% as of December 31, 2017.  If the NAIC adjusts the RBC calculation to reflect the new corporate tax rate, the Company’s RBC ratio will decrease by approximately 70-80 basis points.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  In light of Primerica’s strong capital generation, the Company’s Board of Directors (Board) has authorized the repurchase of up to $275 million of its common stock through June 30, 2019 (including $50 million that remained under the previous share repurchase program). Primerica plans to repurchase approximately $200 million of its common stock in 2018.  The Board has also approved a 25% increase in stockholder dividends to $0.25 per share payable on March 16, 2018 to stockholders of record as of February 15, 2018.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring adjusted operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  In 2017, we excluded from net adjusted operating income and diluted operating earnings per share the one-time transition impact from the Tax Cuts and Jobs Act of 2017 recognized in the fourth quarter of 2017 to present meaningful and useful period-over-period comparisons that could be distorted by this historically infrequent tax law change.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Thursday, February 8, 2018 at 11:00 am EST, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2017. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2017	December 31, 2016
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,927,842	$1,792,438
Fixed-maturity securities-held-to-maturity, at amortized cost	737,150	503,230
Equity securities available-for-sale, at fair value	41,107	44,894
Trading securities, at fair value	6,228	7,383
Policy loans	32,816	30,916
Total investments	2,745,143	2,378,861
Cash and cash equivalents	279,962	211,976
Accrued investment income	16,665	16,520
Due from reinsurers	4,205,173	4,193,562
Deferred policy acquisition costs, net	1,951,892	1,713,065
Agent balances, due premiums and other receivables	229,522	210,448
Intangible assets, net	51,513	54,915
Deferred income taxes	48,614	37,369
Other assets	359,347	334,274
Separate account assets	2,572,872	2,287,953
Total assets	$12,460,703	$11,438,943

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,954,524	$5,673,890
Unearned premiums	486	527
Policy claims and other benefits payable	307,401	268,136
Other policyholders' funds	377,998	363,038
Notes payable	373,288	372,919
Surplus note	736,381	502,491
Current income tax payable	24,896	26,365
Deferred income taxes	152,572	198,641
Other liabilities	451,398	449,963
Payable under securities lending	89,786	73,646
Separate account liabilities	2,572,872	2,287,953
Total liabilities	11,041,602	10,217,569

Stockholders' equity:
Common stock	443	457
Paid-in capital	-	52,468
Retained earnings	1,375,090	1,138,851
Accumulated other comprehensive income, net of income tax	43,568	29,598
Total stockholders' equity	1,419,101	1,221,374
Total liabilities and stockholders' equity	$12,460,703	$11,438,943

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2017	2016
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$650,906	$618,362
Ceded premiums	(397,318)	(398,867)
Net premiums	253,588	219,495
Commissions and fees	154,105	141,681
Net investment income	19,459	17,999
Realized investment gains (losses), including OTTI	1,079	1,465
Other, net	14,711	13,224
Total revenues	442,942	393,864

Benefits and expenses:
Benefits and claims	108,259	94,672
Amortization of deferred policy acquisition costs	56,304	53,305
Sales commissions	76,823	69,326
Insurance expenses	35,103	33,476
Insurance commissions	5,459	4,456
Interest expense	7,144	7,157
Other operating expenses	45,761	44,408
Total benefits and expenses	334,853	306,800
Income before income taxes	108,089	87,064
Income taxes	(60,354)	30,191
Net income	$168,443	$56,873

Earnings per share:
Basic earnings per share	$3.73	$1.21
Diluted earnings per share	$3.72	$1.21

Shares used in computing earnings per share:
Basic	44,809	46,444
Diluted	44,917	46,495

(1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2017	2016
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,562,109	$2,444,268
Ceded premiums	(1,600,771)	(1,600,559)
Net premiums	961,338	843,709
Commissions and fees	591,317	541,686
Net investment income	79,017	79,025
Realized investment gains (losses), including OTTI	1,339	4,088
Other, net	56,091	50,576
Total revenues	1,689,102	1,519,084

Benefits and expenses:
Benefits and claims	416,019	367,655
Amortization of deferred policy acquisition costs	209,399	180,582
Sales commissions	297,988	272,815
Insurance expenses	147,280	132,348
Insurance commissions	21,108	17,783
Interest expense	28,488	28,691
Other operating expenses	189,300	181,615
Total benefits and expenses	1,309,582	1,181,489
Income before income taxes	379,520	337,595
Income taxes	29,265	118,181
Net income	$350,255	$219,414

Earnings per share:
Basic earnings per share	$7.63	$4.59
Diluted earnings per share	$7.61	$4.59

Shares used in computing earnings per share:
Basic	45,598	47,411
Diluted	45,689	47,453

(1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2017	2016	% Change
Total revenues	$442,942	$393,864	12%
Less: Realized investment gains (losses), including OTTI	1,079	1,465
Adjusted operating revenues	$441,863	$392,399	13%

Income before income taxes	$108,089	$87,064	24%
Less: Realized investment gains (losses), including OTTI	1,079	1,465
Adjusted operating income before income taxes	$107,010	$85,599	25%

Net income	$168,443	$56,873	196%
Less: Realized investment gains (losses), including OTTI	1,079	1,465
Less: Tax impact of reconciling items	(350)	(509)
Less: Transition impact of tax reform	95,457	-
Net adjusted operating income	$72,257	$55,917	29%

Diluted earnings per share (1)	$3.72	$1.21	nm
Less: Net after-tax impact of operating adjustments	2.12	0.02
Diluted adjusted operating earnings per share (1)	$1.60	$1.19	34%

 (1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.
nm – Not meaningful

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2017	2016	% Change
Total revenues	$1,689,102	$1,519,084	11%
Less: Realized investment gains (losses), including OTTI	1,339	4,088
Adjusted operating revenues	$1,687,763	$1,514,996	11%

Income before income taxes	$379,520	$337,595	12%
Less: Realized investment gains (losses), including OTTI	1,339	4,088
Adjusted operating income before income taxes	$378,181	$333,507	13%

Net income	$350,255	$219,414	60%
Less: Realized investment gains (losses), including OTTI	1,339	4,088
Less: Tax impact of reconciling items	(434)	(1,436)
Less: Transition impact of tax reform	95,457	-
Net adjusted operating income	$253,893	$216,762	17%

Diluted earnings per share (1)	$7.61	$4.59	66%
Less: Net after-tax impact of operating adjustments	2.09	0.06
Diluted adjusted operating earnings per share (1)	$5.52	$4.53	22%

 (1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2017	2016
Direct premiums	$644,373	$611,583
Less: Premiums ceded to IPO coinsurers	300,144	315,955
Adjusted direct premiums	$344,229	$295,628

Ceded premiums	$(394,987)	$(396,157)
Less: Premiums ceded to IPO coinsurers	(300,144)	(315,955)
Other ceded premiums	$(94,843)	$(80,202)

Net premiums	$249,386	$215,426

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2017	2016
Total revenues	$31,402	$29,720
Less: Realized investment gains (losses), including OTTI	1,079	1,465
Adjusted operating revenues	$30,323	$28,255

Loss before income taxes	$(7,131)	$(4,903)
Less: Realized investment gains (losses), including OTTI	1,079	1,465
Adjusted operating loss before income taxes	$(8,210)	$(6,368)

PRIMERICA, INC. AND SUBSIDIARIES Adjusted Stockholders' Equity Reconciliation (Unaudited – in thousands)
	December 31, 2017	December 31, 2016
Stockholders' equity	$1,419,101	$1,221,374
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	39,573	42,791
Adjusted stockholders' equity	$1,379,528	$1,178,583